Exhibit 10.38

CALEDONIAN REINSURANCE SPC
This Agreement is made in on the 16 day of August, 2004 (this “Agreement”)
Between:
Westwind Holding Company, LLC (Shareholder) whose registered office is 7560 Commerce Court, Sarasota, FL 34243 USA and Caledonian Reinsurance SPC reference Segregated Portfolio 110 (“Segregated Portfolio 110”), a segregated portfolio company whose registered office is at Caledonian House, PO Box 1043GT, 69 Dr Roy’s Drive, George Town, Grand Cayman, Cayman Islands.
This Agreement sets out the terms which have been agreed in respect of the participation of the Shareholder in Segregated Portfolio 110.
1.	Description of the business to be conducted by Segregated Portfolio 110

1.1	Segregated Portfolio 110 has been established to provide workers compensation reinsurance for professional employment organizations in the US, specifically reinsurance for workers’ compensation policies issued to Progressive Employer Services, III, Inc., its affiliates and their client entities, (collectively “Progressive”). Primary policy issuance is with Guarantee Insurance Company and SP110 reinsures this risk up to certain levels.

2.	The Participation

2.1	Shareholder wishes to purchase one Segregated Portfolio Share in the capital of the Caledonian Reinsurance SPC to be designated Segregated Portfolio 110 Share (the “SP Share”) on and subject to the terms of the Memorandum and Articles of Association of Caledonian Reinsurance SPC, a copy of which is attached hereto as Exhibit “A”, for a subscription price of US$1, plus 20% percent of Gross Annual Written Premium on policies written by Guarantee for Progressive, with said 20% being payable within sixty (60) days of written demand by Caledonian if the loss fund of the program becomes negative. Further subscriptions of Segregated Portfolio Shares in Caledonian Reinsurance SPC designated Segregated Portfolio 110 Shares may be made on such terms as the parties may agree. Absent such further subscriptions, Shareholder shall be the sole owner and have 100% of the interest of Segregated Portfolio 110 of Caledonian Reinsurance SPC.

2.2	Shareholder will participate in the results of the reinsurance business to Segregated Portfolio 110 in accordance with Section 1 above (the “Reinsurance”).

2.3	The directors of Caledonian Reinsurance SPC may declare dividends on the SP Share solely out of the profits made by Segregated Portfolio 110 arising from the Reinsurance, which dividends will be calculated in accordance with Part 1 of the Schedule to this Agreement. The holder of a SP Share will not be entitled to share in any profits of any other segregated portfolio of Caledonian Reinsurance SPC or any other profits of Caledonian Reinsurance SPC.

2.4	No shareholder of any other segregated portfolio of Caledonian Reinsurance SPC will be entitled to participate in any profits of Segregated Portfolio 110 by virtue of holding such shares.

2.5	Caledonian Reinsurance SPC may redeem any SP Share in accordance with Part 2 of the Schedule to this Agreement.

2.6	On the first to occur of a winding up of Segregated Portfolio 110 or Caledonian Reinsurance SPC the assets of Segregated Portfolio 110 remaining will be distributed solely to the holders of SP Shares in accordance with the Redemption provisions as set out in Part 2 of the Schedule to this Agreement. Holders of SP 110 Shares will not be entitled to share in any other assets of Caledonian Reinsurance SPC available for distribution or any assets of any other segregated portfolio of Caledonian Reinsurance SPC.

2.7	SP shares have not been registered in the United Stated and shall not be sold, transferred, hypothecated, pledged or otherwise encumbered and will bear the following legend:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, of the United Stated (the “U.S Securities Act”) or any securities laws of any state of the United States. They may not be offered or transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the shares under the Securities Act is in effect or (ii) the Company has received such agreements and certificates as the Company may require and an opinion of counsel, which opinion is satisfactory to the Company, to the effect that such registration is not required under the Securities Act or state securities laws. Transfer of these shares is further restricted as provided in the Participation Agreement between the Company and the Shareholder. In addition to the transfer restrictions above, the securities represented by this certificate may not be sold or otherwise transferred if such transfer would result in the Company being required to register as an investment company under the Investment Company Act of 1940, as amended, or result in a violation of any applicable securities law or other applicable law or regulation. Specifically the shares may not be transferred without the consent of the Cayman Islands Monetary Authority and in compliance with the requirements of the Insurance Law of the Cayman Islands.

2.8	Caledonian Reinsurance SPC on behalf of Segregated Portfolio 110, and subject to the overall supervision and discretion of the board of directors of Caledonian Reinsurance SPC, agrees to make such investments and divestments of assets of Segregated Portfolio 110 as Shareholder may reasonably instruct. In acting on the instructions of Shareholder neither Caledonian Reinsurance SPC nor any of its directors, officers or employees shall be liable for any loss, claim cost or expense suffered by Segregated Portfolio 110 and each of Caledonian Reinsurance SPC and its directors, officers and employees shall be indemnified and held harmless by Shareholder and Segregated Portfolio 110 for any loss, claim, cost or expense incurred by them in so acting. Caledonian Reinsurance SPC shall be entitled to rely on a Shareholder’s instruction, approval and authorisation without further enquiry if it shall have been given in writing or by facsimile (or any person whom Caledonian Reinsurance SPC believes to be one of the following):

Westwind Holding Company, LLC

3.	Limited Recourse

Notwithstanding any other provision of this Agreement, Shareholder acknowledges and agrees that no liability shall arise under this Agreement for any reason against Caledonian Insurance Services Limited, Caledonian Reinsurance SPC, any portfolio of Caledonian Reinsurance SPC (other than Segregated Portfolio 110) and Caledonian Bank & Trust Limited and their respective officers, directors, shareholders, employees, and their attorneys and agents (the “Limited Liability Parties”).

The Shareholder further acknowledges and agrees that all liability under this Agreement shall be limited to the net proceeds following the realisation of all the assets of Segregated Portfolio 110 only. If such amount is insufficient to pay all the obligations hereunder in full for any reason neither Segregated Portfolio 110 nor any of the Limited Liability Parties shall have any obligation to make up the insufficiency and following exhaustion of such amount any liability to pay such insufficiency shall thereafter be extinguished.

The Shareholder covenants, acknowledges and agrees that it shall not take or seek to take any recourse (including but not limited to action before any court or governmental agency), directly or indirectly, with respect to the actions or inactions of Segregated Portfolio 110 or Caledonian Reinsurance SPC or any obligations of Segregated Portfolio 110 or Caledonian Reinsurance SPC or under this Agreement against:
•	any owner of a beneficial interest in Segregated Portfolio 110;

•	any partner, owner, beneficiary, director, officer, shareholder, employee or agent of Segregated Portfolio 110 in its individual capacity or any of their respective legal advisers; or

•	any of the Limited Liability Parties.
The Shareholder further covenants, acknowledges and agrees that it shall not, until the expiry of one year and one day after the payment of all secured obligations, take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-

organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of Caledonian Reinsurance SPC or Segregated Portfolio 110 or of any or all of Caledonian Reinsurance SPC or Segregated Portfolio 110 revenues and assets or analogous proceedings in any jurisdiction domestic or foreign.
4.	Indemnification

The Shareholder agrees to indemnify and hold harmless the Segregated Portfolio 110 and Caledonian Reinsurance SPC and their respective officers, directors, shareholders, employees, and their attorneys, affiliates and agents (“Indemnified Persons”), and hold each of them harmless from and against any error of judgment, and any and all loss, damage, claims, demands, or proceedings, liability or expense, including costs and reasonable attorneys’ fees and expenses (together “Losses”), to which any Indemnified Person may be put or may incur by reason of or in connection with any misrepresentation made by the Shareholder, any breach of the Shareholder representations and warranties, the Shareholder failure to fulfill any of its covenants or agreements under this Agreement or any Losses suffered or sustained by an Indemnified Person by reason of such person’s status as an Indemnified Person other than Losses which arise out of or relate to fraud or willful default of such Indemnified Person.

5.	Undertakings, Representations and Warranties

5.1	Shareholder undertakes and/or represents and warrants to Caledonian Reinsurance SPC:
(a)	that it has had its own opportunity to investigate its participation and the terms and conditions of its participation and to obtain such legal, tax, accounting and other professional advice as it considers proper or appropriate and that it is not relying on any advice, representation or warranty from Caledonian Reinsurance SPC, and specifically that it is aware of the provisions of the Cayman Islands Companies Law (2003 Revision) which relate to segregated portfolio companies;

(b)	that it has the legal capacity and authority and is permitted by applicable law to execute and deliver this Agreement;

(c)	that it is not (i) a U.S. person from whom an investment would not qualify for an exemption under the U.S. Securities Act of 1933 or would require Caledonian Reinsurance SPC to register this Agreement under the U.S. federal or state securities laws or causes Caledonian Reinsurance SPC to become subject to the United States Investment Company Act of 1940 or (ii) a person in circumstances (whether directly or indirectly affecting the shareholder and whether taken alone or in conjunction with any other person, connected or not, or any other circumstance appearing to Caledonian Reinsurance SPC to be relevant) which in the opinion of Caledonian Reinsurance SPC might result in Caledonian Reinsurance SPC incurring any liability to taxation or suffering any other pecuniary, fiscal or regulatory disadvantage which Caledonian Reinsurance SPC might not otherwise incur or suffer;
(d)	that all consents required to be obtained and all legal requirements necessary to be complied with or observed in order for this Agreement or the participation to be lawful and valid under the laws or regulatory rules or regulations of any jurisdiction to which Shareholder is subject have been obtained, complied with and observed;

(e)	to notify Caledonian Reinsurance SPC immediately if it becomes aware that any of these undertakings, representations and warranties is no longer accurate and complete;

(f)	that its participation will not breach any applicable money laundering rules and regulations of any jurisdiction and that it has provided accurate verification of its identity;

(g)	that it acknowledges and agrees that directors, officers, agents and shareholders of Caledonian Reinsurance SPC are or may be interested in the insurance manager or affiliates of the insurance manager as either directors, officers, or shareholders or otherwise and that directors, officers, agents and shareholders of the insurance manager are or may be interested in Caledonian Reinsurance SPC or segregated portfolios thereof as directors, officers, shareholders or otherwise and it further acknowledges that no person so interested shall be liable to account for any benefit to any other party by reason solely of such interest and without limitation, the insurance manager will be entitled to retain for its own benefit and without accounting therefore to Caledonian Reinsurance SPC or Segregated Portfolio 110 or Shareholder any profit arising out of it acting in such capacity or any other capacity (including banker) to Caledonian Reinsurance SPC or Segregated Portfolio 110 and that Segregated Portfolio 110 is obligated to pay Caledonian Reinsurance SPC fees in relation to the administrative services provided by Caledonian Reinsurance SPC to Segregated Portfolio 110 and that Segregated Portfolio 110 is to indemnify and hold harmless Caledonian Reinsurance SPC in respect of any loss, claim or cost it may incur in the performance of its administrative services.
6.	Term
6.1	This Agreement will terminate when Caledonian Reinsurance SPC has no further liability or obligation under or in respect of the Reinsurance. On termination of this Agreement Caledonian Reinsurance SPC shall redeem the SP Share held by Shareholder for an amount calculated in accordance with the Redemption Provisions set out in Part 2 of the Schedule and otherwise in accordance with the Articles of Association of Caledonian Reinsurance SPC.

6.2	Each party’s further rights and obligations cease immediately on termination of this Agreement, but termination does not affect a party’s accrued rights and obligations at the date of termination. Shareholder’s sole right to any payment on termination will be the amount, if any, calculated in accordance with the Redemption Provisions set out in Part 2 of the Schedule.

7.	Confidentiality

7.1	For the purposes of this Agreement Confidential Information means all information disclosed (whether in writing or orally) by a party (the Disclosing Party) to the other party (the Receiving Party) whether before or after the date of this Agreement including, without limitation, information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, market opportunities and business affairs.

7.2	Except as required by the laws of any relevant jurisdiction or by the requirements of its regulators (including for the avoidance of doubt Caledonian Reinsurance SPC’s obligations under the Cayman Islands Insurance Law (as revised)), during the term of this Agreement and after termination or expiration of this Agreement for any reason, the Receiving Party (a) may not use Confidential Information for a purpose other than the performance of its obligations under this Agreement and (b) may not disclose Confidential Information to a person (other than the employees, officers, directors, auditors, legal advisers and other duly authorised agents of the Receiving Party) except with the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, either party may use Confidential Information (i) in the course of prosecuting or defending any claim or cause or action in any proceedings of any nature whatsoever, including a threatened proceeding; (ii) in making any filings with or statements to any governmental agency of any nature whatsoever: (iii) to the extent either party in its sole discretion determines disclosure of Confidential Information may be required by or advisable under applicable law, rule, regulation, order, contract or agreement; (iv) in communicating with the respective parties, shareholders, prospective shareholders and creditors; and (v) as the parties deem reasonably necessary or prudent, in their sole discretion, in connection with the operation or management of its business.

7.3	This restriction does not apply to Confidential Information which (a) is at the date of this Agreement, or at any time after that date becomes, publicly known other than by the Receiving Party’s breach of this Agreement or (b) was known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party, or (c) the disclosure of any Confidential Information in any legal proceedings relating to this Agreement.

8.	Assignment

8.1	No party to this Agreement may assign or transfer or subcontract or purport to assign or transfer or subcontract any right or obligation under this Agreement without having first obtained the written consent Caledonian Reinsurance SPC.

9.	Notices

9.1	A notice under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by fax, as follows;
if to Caledonian Reinsurance SPC or Segregated Portfolio 110 to:
Address:	Caledonian Reinsurance SPC PO Box ll03GT Caledonian House 69 Dr Roy’s Drive George Town Grand Cayman Cayman Islands Tel: 345-949-0050 Fax: 345-949-8062
Marked for the attention of:	Nicholas J. Leighton
if to Shareholder to:	Westwind Holding Company, LLC 7560 Commerce Court, Sarasota, FL 34243 USA
Marked for the attention of:	Westwind Holding Company, LLC
or to another person, address, telex number or fax number specified by a party by written notice to the other.
9.2	In the absence of evidence of earlier receipt, a notice is deemed given, if delivered personally, when left at the address referred to above, if sent by fax, on confirmation of receipt.

10.	General

10.1	This Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced in writing signed by Shareholder and Caledonian Reinsurance SPC on its own behalf and on behalf of Segregated Portfolio 110.

10.2	Shareholder shall not be an employee, partner or co-venturer of Caledonian Reinsurance SPC or Segregated Portfolio 110 and shall have no authority to bind, obligate or represent Caledonian Reinsurance SPC or Segregated Portfolio 110 in any respect.

10.3	A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

10.4	Shareholder shall be responsible for all its own costs relating to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in it.

10.5	This Agreement constitutes the entire agreement, and supersedes any previous agreement, between us relating to the subject matter of this Agreement.

11.	Governing Law

This Agreement and all matters arising out of or in connection with it shall be governed by and interpreted in accordance with the laws of the Cayman Islands and the parties to it irrevocably submit to the jurisdiction of the courts of the Cayman Islands in respect of all such matters.

Signed for and on behalf of Caledonian Reinsurance SPC For the Account of Segregated Portfolio 110.
By:	Nicholas John Leighton
Title: Director

	Date:	30 AUG 2004

Witness:

	Name:	Priscilla Burlington

	Date:	30 Aug 2004

Signed for and on behalf of Shareholder
By:
	Title:	President

	Date	8/26/04

Witness:

	Name:	Steve Harris

	Date	8/26/04

SCHEDULE
DIVIDEND & REDEMPTION POLICY
Part 1
Dividends
Dividends can be declared at any time, at the request of the shareholder, out of the available profits of Segregated Portfolio 110, subject to any constraints imposed upon Segregated Portfolio 110, by the Cayman Islands Monetary Authority (“CIMA”). Profits are defined as the excess of insurance and investment income, over the insurance losses and administrative expenses of Segregated Portfolio 110, as calculated in accordance with United States generally accepted accounting principles.
It is anticipated that no dividends will be declared during the first 18 months of operation of Segregated Portfolio 110, and this will be incorporated into the business plan for Segregated Portfolio 110 as presented to CIMA.
Part 2
Redemption
The consideration for the redemption of each SP Share, shall be the distribution to the holders of the SP Shares of the assets of Segregated Portfolio 110 remaining available for distribution at the date of redemption divided by the number of SP Shares being redeemed. In the event that there is more than one holder of SP Shares the assets will be distributed pro rata to the holders of the SP Shares.